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                                   EXHIBIT 12

                      RITE AID CORPORATION AND SUBSIDIARIES
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                  THIRTY-NINE WEEKS ENDED NOVEMBER 28, 1998 AND
YEARS ENDED FEBRUARY 28, 1998, MARCH 1, 1997, MARCH 2, 1996, MARCH 4, 1995, AND
                               FEBRUARY 26, 1994
                         (Dollar Amounts in Thousands)



                                     39 Weeks              Year              Year             Year           Year          Year
                                        Ended             Ended             Ended            Ended          Ended         Ended
                                     Nov. 28,          Feb. 28,          March 1,         March 2,       March 4,      Feb. 26,
                                         1998              1998              1997             1996           1995          1994
                                         ----              ----              ----             ----           ----          ----

Fixed Charges

Interest expense                     $128,155          $159,752           $96,473          $68,341        $42,300       $28,683

Interest portion (1)
  of net rental
  expense                             102,300           111,943            66,067           52,080         40,424        40,427
                                      -------           -------            ------           ------         ------        ------

Fixed charges before
  capitalized interest                230,455           271,695           162,540          120,421         82,724        69,110

Capitalized interest                    6,020             3,834             1,897            1,948            373           217
                                        -----             -----             -----            -----            ---           ---

Total fixed charges                  $236,475          $275,529          $164,437         $122,369        $83,097       $69,327
                                     ========          ========          ========         ========        =======       =======

Earnings

Income before
  extraordinary loss
  and income taxes                   $141,735          $530,041          $258,927         $256,202       $231,464       $45,670

Fixed charges before
  capitalized interest                230,455           271,695           162,540          120,421         82,724        69,110
                                      -------           -------           -------          -------         ------        ------

Total adjusted
  earnings                           $372,190          $801,736          $421,467         $376,623       $314,188      $114,780
                                     ========          ========          ========         ========       ========      ========

Ratio of earnings to
  fixed charges                          1.57              2.91              2.56             3.08           3.78          1.66
                                         ====              ====              ====             ====           ====          ====
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(1)    The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.